Exhibit A

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated and effective as of September 1, 2018 (the “Effective Date”), by and between BOXLIGHT, INC., a corporation formed in the state of Washington (the “Company” or the “Employer”); and Daniel Leis, an individual (hereinafter sometimes referred to as the “Employee”).

W I T N E S S E T H:

WHEREAS, Boxlight Corporation, a Nevada corporation (“Boxlight”) entered into a Membership Interest Purchase Agreement, dated as of August 31, 2018 (the “Purchase Agreement”) with EOSEDU, LLC (“EOS Education”), the Employee and Aleksandra Leis, whereby, on the Closing Date (as defined in the Purchase Agreement), EOS Education became a wholly-owned subsidiary of Boxlight Corporation;

WHEREAS, the Employee was a senior executive officer with EOS Education prior to the Closing Date, and has resigned her position with EOS Education to be employed by the Employer; and

WHEREAS, the Employer desires to obtain the services of Employee following the Closing Date, and Employee desires to be employed by the Company following the Closing Date; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Employment. Subject to the provisions of Section 7, the Employer agrees to employ Employee, and Employee agrees to accept such employment, upon the terms and subject to the conditions set forth herein.

2. Duties.

2.1 Position. Employee will be employed as the [Position] of the Employer. The Employee shall report to the CEO of the Company and shall have the duties and responsibilities assigned by the CEO of the Company that may be assigned from time to time; which duties and responsibilities shall be reasonably consistent with those performed by Employee on behalf of EOS Education. .. The Employee shall perform faithfully and diligently all duties and responsibilities to be performed and assigned to him.

2.2 Best Efforts. Within the time parameters discussed in this paragraph below, Employee will expend Employee’s best efforts on behalf of the Employer, and will abide by all policies and decisions made by the Employer, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of the Employer at all times. Employee shall provide Employee’s full time business and professional time and efforts to the performance of Employee’s duties and responsibilities for the Employer.

2.3 Location. Employee will be located in Employee’s home office located in Scottsdale, Arizona. Employee will engage in such traveling as may be required for the performance of his duties and responsibilities on behalf of the Employer.

3. Duration of Employment; Termination.

3.1 Contemplated Term. The employment relationship pursuant to this Agreement shall be for a term commencing on and as of the Effective Date and continuing for the period ending on the third (3rd) anniversary of the Effective Date, September 1, 2021 (the “Contemplated Term”), unless sooner terminated in accordance with Section 7 below. The parties hereto may by mutual consent extend the Contemplated Term beyond September 1, 2021. Subject at all times to Section 3.2 below, such Contemplated Term, as the same may be extended by the Company and the Employee is herein, sometimes referred to as the “Term”.

3.2 Severance. If Employer terminates Employee’s employment for any reason other than “Good Cause”, the provisions of Section 3.5 (Unilateral Termination) shall apply. If Employee terminates his employment for “Good Reason” (as defined in Section 3.4 below) during the Term, then the Employee shall receive a severance payment equal to the greater of the amounts set forth in Section 3.5(a) or Section 3.5(b) of this Agreement (the “Severance Payment”), which Severance Payment shall be paid to the Employee in twelve (12) consecutive monthly installments.

The term Good Cause shall mean Employee’s:

(a) indictment for a felony;

(b) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a crime involving moral turpitude, fraud, theft, embezzlement, any other crime that results in or is intended to result in personal enrichment at the expense of the Company or any other summary offense that will, in the good faith opinion of the Company, adversely affect in any material respect the Company’s prospects or reputation or Employee’s ability to perform his obligations or duties to the Company; or

(c). willfully and continually failing to substantially perform his reasonably assigned duties with the Company (other than a failure resulting from Employee’s incapacity due to disability);

(d) engaging in conduct which is demonstrably and materially injurious to the Company, including engaging in competitive activities or misappropriating a business opportunity otherwise available to the Company;

(e) willfully or repeatedly engaging in misconduct or gross negligence in the performance of his duties to the Company that has a material detrimental effect on the Company; or

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(f) committing or cooperating in an act of fraud, theft, or dishonesty against the Company or any act or omission constituting misappropriation of a corporate opportunity intended to result in the material personal enrichment of Employee in violation of his duty of loyalty to the Company at the expense, directly or indirectly, of the Company.

3.3 Termination by Employer. The parties hereto acknowledge and agree that this Agreement, and the employment of the Employee with the Employer, may be terminated at any time by the Employer, either (a) for any reason or no reason, in the Employer’s sole discretion (a “Unilateral Termination”) or (b) for Good Cause, immediately upon delivery by the Company of written notice of termination to the Employee. In the event of a Unilateral Termination by the Employer, the provisions of Section 3.5 of this Agreement shall be implemented.

3.4 Termination by Employee. The parties hereto acknowledge and agree that this Agreement, and the employment of the Employee with the Employer, may be terminated at any time by the Employee, either (a) for any reason or no reason, in the Employee’s sole discretion or (b) for Good Reason. The Employee may resign or otherwise terminate this Agreement upon thirty (30) days prior written notice to the Company As used in this Agreement the term “Good Reason” shall mean and be limited to:

(a) the Employer’s failure to pay the Employee his or her Base Salary and any Bonus or other benefits provided herein; or

(b) without the Employee’s consent, a material change in Employee’s Location, as defined in Section 2.3; or

(c) without the Employee’s consent, a material change in the nature of the Employee’s duties.

3.5 Unilateral Termination. In the event that the Employer shall effect a Unilateral Termination, then and in such event, as sole and exclusive liquidated damages, the Employee shall be entitled to receive an amount equal to the greater of (a) all accrued and unpaid Base Salary that the Employee would have been entitled to receive, calculated from the date of such Unilateral Termination to the expiration of the Contemplated Term, plus the Additional Payments (defined below), or (b) the twelve (12) month Severance Payment, plus all Option grants and all Commissions Employee has earned calculated to the date of such Unilateral Termination (collectively, the “Additional Payments”). Furthermore, upon any such Unilateral Termination, or if Employee terminates for Good Cause, all non-competition and indemnity provisions (from Employee to Employer or its Affiliates) pursuant to the Purchase Agreement will be deemed null and void. For the avoidance of doubt, the provisions of Sections 11, 12 and 13 of this Agreement shall continue to survive such Unilateral Termination and neither Employer nor Employee shall thereafter disparage the other.

3.6 Agreement to Supersede Prior Agreements. The parties acknowledge that this Agreement shall supersede any and all existing and/or prior agreements or arrangements (written or oral) relating to the employment or contracting of services by and between the Employee and the Company.

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4. Compensation. During the Contemplated Term, the Employer shall pay to Employee:

(a) an initial base salary at the annual rate of One Hundred and Twenty One Thousand ($121,000) Dollars per year as compensation for Employee’s performance of Employee’s duties hereunder (the “Base Salary”); which Base Salary shall be made payable in accordance with the normal payroll practices of the Employer, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions; and

(b) an additional amount equal to five percent (5%) of all net revenues generated by the Company from its providing services to clients and customers (the “Commission”); which Commission shall be payable by the Company to Employee on a quarterly basis within 30 days after the end of each calendar quarter during the Term based upon the net service revenues of the Company in applicable the calendar quarter. In the event Aleksandra Leis (i) is not an employee of the Company at any point during the Contemplated Term and (ii) had served a minimum of 18 months as an employee of the Company, the Commission paid to the Employee will be increased to ten percent (10%) of all net services revenue beginning on the date Aleksandra Leis is no longer employed by the Company.

5. Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to other employees of the Employer as are described in the employee handbook of the Company and which may be changed at the Company’s discretion from time to time. Employee shall be entitled to five (5) weeks paid vacation per calendar year without deduction of compensation, with the time slot for such vacation in any one or more calendar year to be agreed upon by the CEO of the Employer. The Employer reserves the right to change or eliminate in its sole discretion fringe benefits on a prospective basis, at any time, as long as Employer does so for all employees similarly situated to Employee. Notwithstanding any language in this paragraph, Company shall provide Employee during Employee’s employment with a health insurance plan with the cost of all premiums to be paid by Employer. As long as both the Employee and Aleksandra Leis are employed by the Company, and the cost of health insurance for both and their dependents is less than the cost to insure them individually, the Company shall pay the cost of health insurance for Aleksandra Leis, the Employee and his dependents (and, if the cost is greater to include such dependents, such dependents will continue to be insured (if so elected by Employee), but the premium difference will be a payroll deduction against Employee’s Base Salary).

6. Business Expenses. Employee shall be reimbursed by the Employer for any actual out of pocket business expenses incurred by Employee in connection with Employee’s services on behalf of the Employer in accordance with the Employer’s customary policies and procedures, which shall require pre-approval of anticipated travel and other expenses of $500 or more. Employee will adhere to travel policies and expense submissions. Employer will also provide a cell phone allowance of $100 per month. The Employer reserves the right to change such policies and procedures on a prospective basis, at any time, effective upon reasonable notice to Employee.

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7. Company Policies. The Employee shall at all abide by the Employer’s policies, rules and standards. In addition, the Employee shall sign an acknowledgment that he understands the Company’s rules of conduct which are included in the Company Handbook.

8. Stock Options. Employee shall be entitled to receive options to purchase 16,000 shares per year of voting Class A Common Stock of Boxlight, all in accordance with the terms and conditions set forth on Exhibit A attached hereto.

9. No Violation of Rights of Third Parties. Employee represents and warrants to the Employer that, to the best of Employee’s knowledge, Employee is not currently a party, and will not become a party, to any other agreement that is in conflict with, or will prevent Employee from complying with this Agreement. Employee further represents and warrants to the Employer that, to the best of Employee’s knowledge, Employee’s performance of all of the terms of this Agreement as an employee of the Employer does not breach any other agreement or violate any duty which Employee may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Employee agrees that he will not do anything in the performance of services hereunder that would violate any such duty.

10. Other Covenants. Employee hereby makes the following covenants, each of which Employee acknowledges and agrees are a material part of this Agreement:

10.1 During Employee’s employment, Employee will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Employee prior to Employee’s employment with Employer, or (b) disclose to the Employer, or use or induce the Employer to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. Employee acknowledges that the Employer has specifically instructed Employee not to breach any such agreement or make any such disclosures to the Employer.

10.2 During the Term of Employee’s employment with the Employer and after the termination thereof, Employee and Employer shall refrain from making any disparaging statements or remarks regarding or towards one another, including and extending to any subsidiaries and/or affiliate entities of the Employer, its products, services, agents or employees.

10.3 During the Employee’s employment with the Employer, Employee will cooperate with and assist Employer in its defense or prosecution of any disputes, differences, grievances, claims, charges, or complaints between any Employer and any third party, which arise, which assistance will include testifying at the Employer’s request in connection with any such matter or performing any other task reasonably requested by Employer in connection therewith.

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11. Confidential Information.

(a) The term “Confidential Information” and “Trade Secrets” is used herein in its legal sense and means any information in the possession of the Employer, which is kept or intended to be kept as a secret from others and the secrecy of which provides a measurable commercial benefit to Employer or any of its subsidiaries and/or affiliate entities. Employee agrees to keep strictly confidential, and to use solely for purposes of performing Employee’s employment-related duties, any intellectual property or Confidential Information and Trade Secrets disclosed to Employee by Employer or any of its subsidiaries and/or affiliate entities or its customers and suppliers in the course of Employee’s employment. For the purposes of this agreement, Confidential Information shall include, without limitation: all of the Employer’s business plans, strategies, corporate policies, financial information, operation of technical information, marketing information, customer lists and preferences, current or anticipated customer requirements, price lists, marketing studies, sales analyses, product plans, supplier information, employee information, organizational structure, employee lists, information regarding labor relations, employee remuneration and any other confidential information concerning the business and affairs of Employer, any of its subsidiaries and/or affiliate entities or its customers and suppliers, including information which, though technically not trade secrets, the unauthorized dissemination or knowledge of which might prove prejudicial to the business interests of Employer or any of its subsidiaries and/or affiliate entities. Employee understands that both the Confidential Information and intellectual property are proprietary rights that the Employer or any of its subsidiaries and/or affiliate entities is entitled to protect, and accordingly, Employee agrees not to disclose such information either during or subsequent to Employee’s employment without the prior written consent of the Employer, or to make use of such information for Employee’s personal benefit, or for the benefit of any other person, firm, corporation or entity. In addition, if requested at any time, Employee shall execute a separate Employee Confidentiality Agreement in the form prescribed by the Employer as a condition of Employee’s continued employment.

(b) Notwithstanding Section 11(a) above, Employee will not be required to maintain as confidential any Confidential Information or Trade Secrets that (i) becomes generally available to the public other than as a result of a disclosure by the Employee or any of their Affiliates; or (ii) is required to be disclosed pursuant to the terms of a valid subpoena or order by any Governmental Authority or under any Law or other legal requirement, including applicable federal and state securities laws; and provided, further, that the Employee may disclose Confidential Information (iii) to their counsel, accountants and agents on a need-to-know basis (provided that any such person shall be informed of the confidential nature of such information and directed not to disclose or make public such Confidential Information or Trade Secrets) and (iv) in any action, suit or proceeding between the parties. In the event that the Employee or any of their Affiliates are requested or required to disclose any Confidential Information or Trade Secrets pursuant to the preceding clause (ii), the Employee shall provide Employer with prompt written notice of the request or requirement so that Employer may, at the Employer’s cost, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.1(b). Employer and Employee shall treat the terms and conditions of this Agreement as Confidential Information.

12. Non-Solicitation. Employee acknowledges that in the course of Employee’s employment with the Employer, Employee will serve as a member of the Employer’s management and may become familiar with Employer’s Trade Secrets and with other confidential and proprietary information and that Employee’s services will be of special, unique and extraordinary value to Employer. Therefore, in consideration of the foregoing, Employee agrees that, during the Contemplated Term of this Agreement and for a period of twenty-four (24) months following the Term, Employee shall not:

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(a) solicit individuals who are employees of Employer to be employees of any other business, other than through general advertising not specifically targeted to Employer or any of its subsidiaries and/or affiliate entities;

(b) directly or indirectly induce or attempt to induce any employee of Employer to leave the employment of Employer, or in any way interfere with the relationship between Employer and any employee thereof; or

(c) induce or attempt to induce any customer, supplier, licensee or other business relation of Employer, to cease doing business with, or modify its business relationship with, Employer, or in any way interfere with or hinder the relationship between any such customer, supplier, licensee or business relation and Employer.

13. Rights to Intellectual Property. Employee acknowledges and agrees that any and all trademarks, copyrights, letters patent, patent applications, and other intellectual property rights and design, software, firmware and related documentation, and works of authorship, that are created by Employee during the period of Employee’s employment and arise from Employee’s employment duties with the Employer, shall belong to the Employer. There shall be no obligation on the Employer or any of its direct or indirect licensees to designate Employee as author of any such design, software, form ware or related documentation when distributed, publicly or otherwise, nor to make any distribution. Employee hereby waives and releases all of Employee’s rights to the foregoing.

14. General Provisions.

14.1 Successors and Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

14.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.3 Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

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14.4 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Employer, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.5 Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship described herein, Employee and Employer agree that (i) any and all disputes between Employee and Employer shall be fully and finally resolved by binding arbitration in accordance with the then binding procedures of the American Arbitration Association located in the state of Washington, (ii) the Employee hereby waives any and all rights to a jury trial but the award of the arbitrators may be enforced in any federal or state court referred to in Section 15.7 below, (iii) the arbitration shall provide for adequate discovery, and (v) the losing party shall pay all but the first $125 of the arbitration fees.

14.6 Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the state of Washington. Each party consents to the jurisdiction and venue of the courts in the state of Washington, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, and agrees that the courts in the state of Washington shall have exclusive jurisdiction over any dispute arising between the parties related to this Agreement or Employee’s employment with the Employer.

14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth under the signatures below, or such other address as either party may specify in writing.

14.8 Survival. Section 3 (“Duration of Employment”), Section 9 (“Other Covenants”), Section 10 (“Confidentiality Information”), Section 11 (“Non-Solicitation”), Section 12 (“Rights to Intellectual Property”), Section 13 (“Injunctive Relief”), Section 14 (“General Provisions”), and Section 15 (“Entire Agreement”) of this Agreement shall survive termination of Employee’s employment with the Employer.

15 Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Employer. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[signature page follows]

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IN WITNESS WHEREOF, THE PARTIES TO THIS EMPLOYMENT AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS EMPLOYMENTAGREEMENT ON THE FIRST DATE WRITTEN ABOVE.

EMPLOYEE:

Daniel Leis

COMPANY:

BOXLIGHT, INC.

By:
Mark Elliott, CEO

Approved, as to Section 8 and Exhibit A of this Agreement

BOXLIGHT CORPORATION

By:
Name:	Michael Pope
Title:	President

Exhibit A

Stock Option Grant Letter